Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 2, 2021, relating to the financial statements of CPPIB Crestone Peak Resources America Inc., from, and appearing in, Registration Statement No. 333-257882 on Form S-4 of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy Inc.) filed on July 14, 2021, as amended.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 5, 2021